Exhibit 99.1

Company Contact:	Lisa Peterson / Chief Financial Officer
(214) 390-1831

Investor Relations:	Integrated Corporate Relations, Inc.
John Rouleau / Brendon Frey
(203) 682-8200

HEELYS, INC. REPORTS 2009 FIRST QUARTER FINANCIAL RESULTS

Company Announces Conclusion of Strategic Review Process

DALLAS, TX (May 14, 2009) — Heelys, Inc. (NASDAQ: HLYS) today reported the following financial results for the first quarter ended March 31, 2009.

Year-over-Year Quarterly Comparisons

Net sales for the first quarter of 2009 were $9.2 million compared to net sales of $13.1 million in the corresponding period a year ago. Gross profit was $2.9 million, or 30.8% of net sales, compared to gross profit of $2.8 million, or 21.5% of net sales in the first quarter of 2008.  Total selling, general and administrative expenses were $5.3 million compared to $6.1 million in the first quarter of last year. The Company reported a net loss of $1.3 million, or ($0.05) per fully diluted share versus a net loss of $1.0 million, or ($0.04) per fully diluted share in the first quarter of 2008.

Sequential Quarterly Comparisons

Net sales for the first quarter of 2009 were $9.2 million compared to net sales of $15.6 million in the fourth quarter of 2008. Gross profit was $2.9 million, or 30.8% of net sales, compared to $3.0 million, or 18.9% of net sales for the fourth quarter of last year.  Total selling, general and administrative expenses were $5.3 million compared to $8.7 million in the fourth quarter of 2008. The Company reported a net loss of $1.3 million, ($0.05) per fully diluted share versus a net loss of $5.2 million, or ($0.19) per fully diluted share in the fourth quarter of last year.

Commenting on the results, Mike Hessong, interim chief executive officer of the Company, said, “In the current difficult environment, we continue to focus on managing inventory, reducing expenses, and preserving our strong cash and balance sheet position. While we expected continued pressure on our top line, we were able to increase our gross margin and reduce certain operating expenses, which is reflected in our improved operating performance versus a year ago.  During the quarter, we also developed a new web site, sold our one millionth pair of Heelys in Japan and launched a new grass roots driven marketing campaign. While we are not assuming an improvement in the overall retail environment during the near-term, we are encouraged by the early reaction to our new styles and we believe that we are in a better position from both a product and inventory standpoint as we head towards the summer and back-to-school selling seasons.”

Balance Sheet

As of March 31, 2009, the Company had cash and cash equivalents of $66.1 million compared with $100.8 million as of March 31, 2008 and $68.4 million as of December 31, 2008.  As a reminder, the Company paid a special one-time dividend of $1 per share of common stock, totaling $27.6 million in the fourth quarter of 2008. Inventory as of March

31, 2009 decreased to $11.6 million versus $12.2 million as of March 31, 2008 and $12.1 million as of December 31, 2008.

Strategic Review

The Company also announced that its board of directors has completed its previously announced review of strategic alternatives for the Company. With the assistance of its investment banking advisor, Houlihan Lokey, the review consisted of an extended and extensive process of analyzing and exploring various strategic alternatives for enhancing shareholder value, including the potential sale of the Company as well as other acquisitions and opportunities. Heelys’ Board of Directors has determined that it is currently in the best interest of the company and its stockholders to continue operating and building Heelys as an independent company. The Board’s determination was made in light of various factors, including the Company’s current operating results, the Board’s interest in enhancing the Company’s management team, and the existing acquisition environment for discretionary consumer product companies.

Gary Martin, Chairman of the Board commented “The Board will continue to evaluate the Company’s opportunities in order to maximize the long-term growth potential of this business and increase shareholder value. At the same time, the management team will remain focused on executing our current business plan and navigating through this challenging economic environment.”

Conference Call Information

A conference call to discuss first quarter fiscal 2009 financial results is scheduled for today (May 14, 2009) at 4:30 PM Eastern Time.  A webcast of the call will take place simultaneously and can be accessed by clicking http://investors.heelys.com/index.cfm or www.opencompany.info. To listen to the broadcast, your computer must have Windows Media Player installed.  If you do not have Windows Media Player, go to the latter site prior to the call, where you can download the software for free.

About Heelys, Inc.

Heelys, Inc. designs, markets and distributes innovative, action sports-inspired products under the HEELYS® brand targeted to the youth market.  The Company’s primary product, HEELYS-wheeled footwear, is patented dual purpose footwear that incorporates a stealth, removable wheel in the heel.  HEELYS-wheeled footwear allows the user to seamlessly transition from walking or running to rolling by shifting weight to the heel.  Users can transform HEELYS-wheeled footwear into street footwear by removing the wheel.  HEELYS-wheeled footwear provides users with a unique combination of fun and style that differentiates it from other footwear and wheeled sports products.

Forward Looking Statements

Certain statements in this press release and oral statements made from time to time by representatives of the Company are “forward-looking statements” for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, including in particular, statements regarding our guidance, outlook for future events, financial performance, customer demand, growth and profitability. In some cases, you can identify forward-looking statements by terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,”  “may,” “will,” “should,” “can,” the negatives thereof, variations thereon, similar expressions, or discussions of strategy.  All forward-looking statements are based upon management’s current expectations and various assumptions, but they are inherently uncertain, and the Company may not realize its expectations and the underlying assumptions may not prove correct.  The Company’s actual results and the timing of events could differ materially from those described in or implied by the forward-looking statements as a result of risks and uncertainties, including, without limitation, the fact that substantially all of the Company’s net sales are generated by one product, continued changes in fashion trends and consumer preferences and general economic conditions, the Company’s intellectual property may not restrict competing products that infringe on its patents from being sold, the Company’s dependence on independent manufacturers, the Company may not be able to successfully introduce new product categories, the outcome of lawsuits filed against the Company, which could have a material adverse effect on us, and additional factors which are detailed in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors contained in the Company’s Annual Report on Form 10-K.  Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

HEELYS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

(amounts in thousands, except for per share data)

	Three-month period ended
	March 31,	March 31,
	2008	2009

Net sales	$13,107	$9,249
Cost of sales	10,283	6,398
Gross profit	2,824	2,851

Selling, general and administrative expenses	6,081	5,310
Loss from operations	(3,257)	(2,459)

Other (income) expense, net	(1,568)	105
Loss before income taxes	(1,689)	(2,564)

Income tax benefit	(642)	(1,254)

Net loss	$(1,047)	$(1,310)

Net loss per share:
Basic	$(0.04)	$(0.05)
Diluted	$(0.04)	$(0.05)

Weighted-average shares:
Basic	27,076	27,571
Diluted	27,076	27,571

HEELYS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands)

	December 31,	March 31,
	2008	2009
Assets

Current Assets:
Cash and cash equivalents	$68,446	$66,097
Accounts receivable, net of allowances	6,594	5,788
Inventories	12,104	11,640
Prepaid and other current assets	831	1,435
Income taxes receivable	268	206
Deferred income tax benefits, net of valuation allowances	3,572	4,905
Total current assets	91,815	90,071

Property and Equipment, net of accumulated depreciation	1,007	980

Patents and Trademarks, net of accumulated amortization	310	307

Intangible Assets, net of accumulated amortization	1,412	1,250

Goodwill	1,668	1,563

Deferred Income Tax Benefits, net of valuation allowances	284	284

Total Assets	$96,496	$94,455

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$1,910	$1,583
Accrued expenses	5,091	4,802
Income taxes payable	1,347	1,388
Total current liabilities	8,348	7,773

Long Term Liabilities:
Income taxes payable	442	448
Other long term liabilities	1,331	1,019

Total Liabilities	10,121	9,240

Stockholders’ Equity:
Common stock	28	28
Additional paid-in capital	64,809	64,896
Retained earnings	21,657	20,347
Accumulated other comprehensive loss	(119)	(56)
Total stockholders’ equity	86,375	85,215

Total Liabilities and Stockholders’ Equity	$96,496	$94,455